Exhibit 10.8

EXECUTION VERSION

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”), dated as of January 13, 2023 (the “Effective Date”), is entered into by and between DA32 Life Science Tech Acquisition Corp., a Delaware corporation (the “Company”), and Amanda Murphy (“Consultant”) (collectively referred to as the “Parties” or individually referred to as a “Party”)

WHEREAS, Consultant has been providing consulting services to the Company since June 2022; and

WHEREAS, the Company desires to continue to engage Consultant to perform consulting services on behalf of the Company in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the Parties hereby agree as follows:

Section 1 Consulting Services.

(a) The Company hereby retains Consultant, and Consultant hereby accepts such retention, to perform consulting and advisory services for the Company that include but are not limited to management and consulting services, business and financial diligence efforts, strategic planning, and corporate development and analysis (the “Consulting Services”), upon the terms and subject to the conditions set forth in this Agreement.

(b) Consultant agrees to devote Consultant’s reasonable efforts in performing the Consulting Services on a part-time basis. Consultant shall comply with all rules, procedures and standards promulgated from time to time by the Company with regard to Consultant’s access to and use of the Company’s property, information, equipment and facilities.

Section 2 Compensation.

(a) Consulting Fee. Consultant shall be compensated for the Consulting Services hereunder through a consulting fee (the “Consulting Fee”) at a rate of $29,167 per month (regardless of the number of hours the Consultant devotes to providing the Consulting Services), pro-rated for partial months, and payable in arrears as soon as practicable following the completion of each month during the Term.

(b) Bonus. Consultant shall receive a cash bonus in an amount equal to the sum of (i) 0.25% of the total capital raised by the Company by entering into subscription agreements with certain investors from the date hereof through the consummation of the Company’s business combination, merger, acquisition or similar transaction with an operating company (such consummation, the “deSPAC”) and (ii) any cash remaining in the trust account described in Section 2(c)(ii) below (net of any redemption requests) as of the deSPAC, which shall be calculated in the sole discretion of the Company and shall in no event exceed $500,000. Such bonus shall be payable upon, and subject to Consultant providing the Consulting Services to the Company hereunder through, the deSPAC and shall be payable as soon as practicable following the deSPAC, but in no event later than March 15 of the year following the year in which the deSPAC occurs. For the avoidance of doubt, in the event Consultant’s services hereunder are terminated prior to a deSPAC for any reason, Consultant shall not be entitled to receive such bonus.

(c) Expenses.

(i) The Company will, from time to time as may be requested by Consultant, reimburse Consultant for any and all expenses incurred by Consultant in connection with Consultant’s duties hereunder as soon as practicable following the presentation by Consultant of a receipt or invoice for such expenses.

(ii) Notwithstanding anything to the contrary herein, Consultant hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of the Company’s trust account in which the proceeds of the Company’s initial public offering, as described in greater detail in the registration statement on Form S-l and the prospectus filed by the Company with the Securities and Exchange Commission (File No 333-257679) has been deposited, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the trust account for any reason whatsoever; provided, however, that if the Company completes its initial business combination, the Company shall repay any outstanding amounts out of the proceeds released to the Company from the trust account.

Section 3 Independent Contractor. In furnishing the Consulting Services, Consultant understands that Consultant will at all times be acting as an independent contractor of the Company. Consultant shall be solely responsible for the withholding and/or payment of any federal, state or local income or payroll taxes related to the Consulting Fee or any other payments hereunder.

Section 4 Term and Termination. (a) The Parties agree that this Agreement shall commence as of the date of this Agreement and continue until the earlier of (i) thirty (30) days after the date of the De-SPAC Transaction and (ii) the final dissolution of the Company (the “Term”), unless terminated earlier as set forth herein.

(b) The Company may terminate this Agreement immediately if Consultant is found by a court of competent jurisdiction to have committed fraud or embezzlement in the performance of the Consulting Services.

(c) Either Party may terminate this Agreement upon thirty (30) days’ prior written notice to the other Party.

Section 5 Confidential Information; Non-Disclosure. (a) Except as authorized or directed by the Company in connection with the performance of Consultant’s duties and obligations, Consultant shall not, at any time during the Term or any time following the termination of this Agreement (for any reason or no reason), directly or indirectly, (i) copy, disclose, utilize, exploit, or make available to any other person or entity any Confidential Information (as defined below) that has come into Consultant’s possession, custody or control in the course of engagement with the Company, or (ii) use any such Confidential Information for Consultant’s own personal use or advantage or the use or advantage of any other person or entity other than the Company, or make any such Confidential Information available to others. “Confidential Information” means all confidential information, proprietary information, trade secrets, or other information (whether oral or written, whether maintained in hard copy, electronically, or otherwise) regarding the business or affairs of the Company, including, without limitation, information as to any of the Company’s products; services; systems; designs; inventions; research; marketing plans; prospects; prospective and existing contracts; business plans, procedures, and strategies; costs; personnel; computer programs; algorithms; pending patent applications; systems; negotiations; lists of actual and/or prospective clients and customers; supplier lists and supplier information, financial results; and business developments. Confidential Information does not include information which shall have been lawfully and without breach of any obligations of confidentiality, including pursuant to this Section 5, made available to the general public without restriction. The obligations of confidentiality set forth in this Section 5 extend to any Confidential Information of any third parties contracting with the Company, whether or not the Company has undertaken an express obligation of confidentiality with regard to such third parties.

(b) Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Consultant from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Consultant shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Consultant may disclose the trade secret to Consultant’s attorney, and may use the trade secret information in the court proceeding, if Consultant files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

Section 6 Miscellaneous.

(a) Entire Agreement. This Agreement between the Company and Consultant, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to such subject matter.

(b) Assignment: No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall be construed to permit the assignment by Consultant of this Agreement or any of Consultant’s rights or obligations hereunder, and such assignment is expressly prohibited without the prior written consent of the Company. The Company may assign this contract in connection with a merger, consolidation or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates or to an affiliate. Nothing in this Agreement is intended to or shall confer upon any person other than the Parties any rights or remedies hereunder

(c) Amendments and Supplements. This Agreement may not be altered, changed or amended, except by an instrument in writing signed by the Parties.

(d) No Waiver. The terms and conditions of this Agreement may be waived only by a written instrument signed by the Party waiving compliance. The failure of any Party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

(e) Governing Law: Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware without reference to the principles of conflicts of law of the State of Delaware or any other jurisdiction that would result in application of the laws of a jurisdiction other than the State of Delaware, and where applicable, the laws of the United States. Any action or proceeding arising out of or relating to this Agreement shall be brought exclusively in the federal or state courts of New York, and the Parties hereby expressly represent and agree that they are subject to the personal jurisdiction of said courts, and the Parties hereby irrevocably consent to the jurisdiction of such courts in any legal or equitable proceedings related to such disputes and waive, to the fullest extent permitted by law, any objection which either of them may now or hereafter have that the laying of the venue of any legal proceedings related to such dispute which is brought in any such courts is improper or that such proceedings have been brought in an inconvenient forum.

(f) Survival; Validity. Notwithstanding the termination of Consultant relationship with the Company’s (whether pursuant to Section 4 or otherwise) the Company obligations pursuant to Section 1Section 2 and Section 5 shall survive the termination of this Agreement. The provisions of Section 56 of this Agreement shall survive termination of this Agreement. If any provision of this Agreement shall be determined to be invalid, illegal, or otherwise unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Except as otherwise provided in this Section 1Section 6(f), any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect.

(g) Section 409A. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Consultant’s termination of services shall be payable only upon Consultant’s “separation from service” with the Company within the meaning of Section 409A. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Consultant shall be paid to Consultant no later than December 31st of the year following the year in which the expense was incurred; provided, that Consultant submits Consultant’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Consultant’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(h) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or PDF shall be deemed effective for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

DA32 LIFE SCIENCE TECH ACQUISITION CORP.

By:	/s/ Christopher Wolfe
Name: Christopher Wolfe
Title: Chief Financial Officer

CONSULTANT

By:	/s/ Amanda Murphy
Name: Amanda Murphy

[Signature Page to Consulting Agreement]